UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1 )*


                        SHAMAN PHARMACEUTICALS, INC.
                             (Name of Issuer)


                      Common Stock, $.001 par value
                      (Title of Class of Securities)


                                 819319401
                               (CUSIP Number)

                             December 31, 1999
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 2 OF 8 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Advantage Fund II Ltd.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                      3,563,635
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                   3,563,635
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,563,635
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.48%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 3 OF 8 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee Fund Limited - Portfolio B
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                      415,050
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                   415,050
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  415,050
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.52%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 4 OF 8 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Genesee International, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     3,978,685
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  3,978,685
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,978,685
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.98%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 5 OF 8 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Donald R. Morken
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                     3,978,685
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                  3,978,685
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,978,685
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.98%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -
SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 6 OF 8 PAGES


AMENDMENT NO. 1 TO SCHEDULE 13G

          This Amendment No. 1 to the initial statement on Schedule 13G filed December 10, 1999 (the "Initial Statement") by Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), Genesee Fund Limited - Portfolio B, a British Virgin Islands corporation ("Genesee Fund"), Genesee International, Inc., a Delaware corporation ("Genesee International"), and Donald R. Morken ("Mr. Morken", and collectively with Advantage, Genesee Fund and Genesee International, the "Reporting Persons") relates to the Common Stock, $.001 par value (the "Common Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Issuer"). Capitalized terms used herein without definition shall have the meanings given them in the Initial Statement. This Amendment No. 1 is being filed by the Reporting Persons to report that each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the Common Stock. This Amendment No. 1 amends the Initial Statement as follows:


Item 4.           Ownership:

                  (a) Amount Beneficially Owned by Advantage, Genesee Fund, Genesee International and Mr. Morken:

                         Advantage:                3,563,635
                         Genesee Fund:               415,050
                         Genesee International:    3,978,685
                         Mr. Morken:               3,978,685

                  (b)    Percent of Class:

                         Advantage:                    4.48%
                         Genesee Fund:                 0.52%
                         Genesee International:        4.98%
                         Mr. Morken:                   4.98%

                         The Issuer advised Genesee International that 79,182,372 shares of Common Stock were outstanding as of December 31, 1999. This amount was used to determine the percentages of outstanding shares of Common Stock reported in this statement.

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct
                                 the vote

                         Advantage:                -0-
                         Genesee Fund:             -0-
                         Genesee International:    -0-
                         Mr. Morken:               -0-

                         (ii)    shared power to vote or to
                                 direct the vote

                         Advantage:                3,563,635
                         Genesee Fund:               415,050
                         Genesee International:    3,978,685
                         Mr. Morken:               3,978,685
SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 7 OF 8 PAGES


                         (iii)   sole power to dispose or to
                                 direct the disposition of

                         Advantage:                -0-
                         Genesee Fund:             -0-
                         Genesee International:    -0-
                         Mr. Morken:               -0-

                         (iv)    shared power to dispose or to
                                 direct the disposition of

                         Advantage:                3,563,635
                         Genesee Fund:               415,050
                         Genesee International:    3,978,685
                         Mr. Morken:               3,978,685

                  The shares of Common Stock reported above in this Item 4 as beneficially owned by the Reporting Persons are reported as of the close of business on December 31, 1999 and consist of (1) shares owned directly by Advantage and
                  (ii) shares issuable to Advantage and Genesee Fund upon the exercise of certain warrants of the Issuer (the "Warrants") to purchase shares of Series R Convertible Preferred Stock of the Issuer (the "Series R Preferred Stock"), which shares are in turn convertible into shares of Common Stock. In accordance with the terms of the Series R Preferred Stock, if Advantage and Genesee Fund exercise their Warrants they may be entitled to receive additional shares of Common Stock when the Series R Preferred Stock first becomes convertible, and is automatically converted, into shares of Common Stock on February 1, 2000.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that
                  as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
SCHEDULE 13G
CUSIP NO. 819319401                                   PAGE 8 OF 8 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                ADVANTAGE FUND II LTD.

                                By:  Genesee International, Inc.,
                                       as General Manager



                                     By:
                                          ---------------------------
                                     Name:  Donald R. Morken
                                     Title:  President
Dated:  January 12, 2000

                                GENESEE FUND LIMITED - PORTFOLIO B

                                By:  Genesee International, Inc.,
                                       as General Manager



                                     By:
                                          ---------------------------
                                     Name: Donald R. Morken
                                     Title:  President
Dated:  January 12, 2000

                                GENESEE INTERNATIONAL, INC.



                                By:
                                     ---------------------------------
                                Name: Donald R. Morken
                                Title:  President
Dated:  January 12, 2000




                                ---------------------------
                                     Donald R. Morken
Dated:  January 12, 2000

42.46.04.10